Exhibit 19.02

Policy on Transactions in Citigroup Inc. Securities
by Non-Management Members of Citigroup Inc.’s Board of Directors

•Non-management members of Citigroup Inc.’s (Citi) Board of Directors (Board Members), including family members and other individuals residing in a Board Member’s household (Household), are prohibited from buying, selling, making personal or charitable gifts or otherwise acquiring from or transferring to a third party (Transaction) ownership of Citi common stock or other securities issued by Citi, including related derivative instruments (Citi Security), while in possession of material, non-public information about Citi.

•Board Members and their Household are prohibited from making a Transaction in Citi Securities during Citi’s quarterly Blackout Periods.

•Board Members must notify and obtain the approval of Citi’s Chief Legal Officer, or designee, prior to making a Transaction in Citi Securities, including transactions by a Household member.

•The Chief Legal Officer’s preclearance is valid for the trading day upon which it is given and the next trading day.